UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 4, 2009

Grand River Commerce, Inc.
(Exact name of registrant as specified in its charter)

Michigan	333-147456	20-5393246
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4471 Wilson Ave., SW, Grandville, Michigan	49418
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (616) 531-1943

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

On March 4, 2009, Grand River Commerce, Inc. (the “Company”) entered into an Agency Agreement with Commerce Street Capital, LLC (“CSC”) regarding the placement of the Company’s common stock in its initial public offering. The agreement provides that CSC will use its “best efforts” to place any shares of common stock remaining to be sold as of the agreement’s effective date of February 23, 2009. CSC is a registered broker-dealer and a member of the Financial Industry Regulatory Authority, Inc.  Pursuant to the agreement, the Company has agreed to pay CSC a commission fee equal to (i) 5% of the gross proceeds from subscriptions received from investors who are not introduced to the Company by CSC and (ii) 6% of the gross proceeds from subscriptions received from investors who are introduced to the Company by CSC.  However, no commissions will be paid with respect to (a) subscriptions received from the Company’s directors, officers or organizers prior to February 23, 2009, or (b) subscriptions received from investors for which all funds are held in escrow prior to February 23, 2009.  The Company has also agreed to pay CSC monthly consulting fees of $20,000 during the offering.  If the Company completes the offering, these consulting fees will be offset against the commission fees to be paid to CSC at the closing of the offering.  In addition, the Company will reimburse CSC for its reasonable expenses.

Pursuant to the agreement, the Company will indemnify CSC, and persons who control CSC, against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that CSC may be required to make in respect of these liabilities.

 Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits

Exhibit 1.01	Agency Agreement by and between Grand River Commerce, Inc. and Commerce Street Capital, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAND RIVER COMMERCE, INC.

Date: March 9, 2009	By:	/s/ Robert P. Bilotti
Robert P. Bilotti
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit 1.01	Agency Agreement by and between Grand River Commerce, Inc. and Commerce Street Capital, LLC